Exhibit 23.1

KPMG LLP

New Jersey Headquarters

51 John F. Kennedy Parkway

Short Hills, NJ 07078-2702

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 31, 2023, with respect to the consolidated financial statements of Bellerophon Therapeutics, Inc., incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Short Hills, New Jersey
June 2, 2023

KPMG LLP, a Delaware limited liability partnership and a member firm of the
KPMG global organization of independent member firms affiliated with KPMG
International Limited, a private English company limited by guarantee.